As filed with the Securities and Exchange Commission on July 14, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Freeport-McMoRan Inc.

(Exact name of registrant as specified in its charter)

Delaware	74-2480931
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 North Central Avenue

Phoenix, AZ 85004-2189

(Address, Including Zip Code, of Principal Executive Offices)

Freeport-McMoRan Inc. 2016 Stock Incentive Plan

(Full title of the plan)

Douglas N. Currault II

Deputy General Counsel and Secretary

Freeport-McMoRan Inc.

333 North Central Avenue

Phoenix, AZ 85004-2189

(602) 366-8100

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Kelly Simoneaux

Jones Walker LLP

201 St. Charles Avenue

New Orleans, LA 70170-5100

(504) 582-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $0.10 per share)	72,000,000 shares	$10.99(2)	$791,280,000(2)	$79,682

(1)	Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low price per share of our Common Stock on the New York Stock Exchange on July 7, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Freeport-McMoRan Inc. 2016 Stock Incentive Plan in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Freeport-McMoRan Inc. (“FCX,” the “Company” or the “Registrant”) with the Commission, are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c) The description of the Company’s Common Stock included in the Company’s Registration Statement on Form 8-A/A filed with the Commission on August 10, 2015 under the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, information furnished under Items 2.01 and 7.01 of any Current Report on Form 8-K, including exhibits related to those items, is not incorporated by reference in this Registration Statement or any related prospectus.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the FCX certificate of incorporation includes a provision that eliminates the personal liability of FCX’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to FCX or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

As a result of this provision, FCX’s ability or that of FCX’s stockholders to successfully prosecute an action against a director for breach of his or her duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his or her duty of care. The Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

In addition, the FCX certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer who (because of the fact that he or she is or was FCX’s director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by FCX’s director or officer in advance of the final disposition of a proceeding according to applicable law.

The indemnification provisions in the FCX certificate of incorporation and by-laws may be sufficiently broad to permit indemnification of FCX’s directors and executive officers for liabilities arising under the Securities Act.

FCX also provides insurance from commercial carriers against some liabilities incurred by FCX’s directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Amended and Restated Certificate of Incorporation of FCX, effective as of June 8, 2016, incorporated herein by reference to Exhibit 3.1 of the Current Report on Form 8-K (File No. 001-11307-01) filed by FCX with the Commission on June 9, 2016.

4.2	Amended and Restated By-Laws of FCX, effective as of June 8, 2016, incorporated herein by reference to Exhibit 3.2 of the Current Report on Form 8-K (File No. 001-11307-01) filed by FCX with the Commission on June 9, 2016.

5.1	Opinion of Jones Walker LLP.

15.1	Letter regarding Unaudited Interim Financial Statements.

23.1	Consent of Jones Walker LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney.

99.1	Freeport-McMoRan Inc. 2016 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K (File No. 001-11307-01) filed by FCX with the Commission on June 9, 2016.

Item 9.	Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 14, 2016.

FREEPORT-MCMORAN INC.

By:	/s/ Kathleen L. Quirk
Name:	Kathleen L. Quirk
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2016.

Signature	Title

/s/ Richard C. Adkerson Richard C. Adkerson	Vice Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Kathleen L. Quirk Kathleen L. Quirk	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

* C. Donald Whitmire, Jr.	Vice President and Controller – Financial Reporting (Principal Accounting Officer)

* Gerald J. Ford	Non-Executive Chairman

* Lydia H. Kennard	Director

* Andrew Langham	Director

* Jon C. Madonna	Director

* Courtney Mather	Director

* Dustan E. McCoy	Director

* Frances Fragos Townsend	Director

*By:	/s/ Kathleen L. Quirk
Kathleen L. Quirk
Attorney-in-fact

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EXHIBIT INDEX

Exhibit Number	Description of Exhibits

4.1	Amended and Restated Certificate of Incorporation of FCX, effective as of June 8, 2016, incorporated herein by reference to Exhibit 3.1 of the Current Report on Form 8-K (File No. 001-11307-01) filed by FCX with the Commission on June 9, 2016.

4.2	Amended and Restated By-Laws of FCX, effective as of June 8, 2016, incorporated herein by reference to Exhibit 3.2 of the Current Report on Form 8-K (File No. 001-11307-01) filed by FCX with the Commission on June 9, 2016.

5.1	Opinion of Jones Walker LLP.

15.1	Letter regarding Unaudited Interim Financial Statements.

23.1	Consent of Jones Walker LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney.

99.1	Freeport-McMoRan Inc. 2016 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K (File No. 001-11307-01) filed by FCX with the Commission on June 9, 2016.

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